Exhibit 99.2

Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
Company▲	Ticker▲	Event Type▲	Date▲
▪ MANAGEMENT DISCUSSION SECTION
Operator: Greetings and welcome to the Dot Hill Systems Corporation Third Quarter 2007 Earnings Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Ms. Kirsten Garvin, Director of Investor Relations. Thank you. Ms. Garvin, you may begin.
Kirsten Garvin, Director of Investor Relations
Thank you, operator. Hello, everyone. My name is Kirsten Garvin and I’m Dot Hill’s Director of Investor Relations. I would like to welcome everyone joining us on the phone and through our webcast to Dot Hill’s conference call for the third quarter of 2007.
A press release detailing our financial results was issued earlier today and can be viewed on the Dot Hill website, at www.investors.dothill.com. With me today are Dot Hill’s President and Chief Executive Officer, Dana Kammersgard, and Chief Financial Officer, Hanif Jamal.
Before we begin, I would like to inform everyone that certain statements made during this call regarding matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the statements. To learn more about such risks and uncertainties, you should read the risk factors set forth in the Forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements made during this call speak only as of the time they are made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after they are made.
And at this time, I would like to turn the call over the Dot Hill’s CFO Hanif Jamal.
Hanif I. Jamal, Chief Financial Officer and Senior Vice President
Thank you, Kirsten, and thank you all for joining us on the call. Today, I will be providing details on the Company’s third quarter 2007 financial results and earnings guidance for the fourth quarter 2007. Our results in Q3 indicate that we are making continued progress towards our longer financial goal.
Over the past year, we have improved gross margins, reduced our operating expenses, narrowed our losses and contained cash burn. While we have more work to do, particularly in growing topline, we believe, we are on track in returning to profitability and are pleased with the progress we have made.
Now, let me provide you with details surrounding our third quarter 2007 financial results. For the third quarter of 2007, Dot Hill posted net revenue of $45.7 million, which compares to $54.8 million for the third quarter of 2006 and $56.2 million for the second quarter of 2007. The revenue figures for the third quarter were in line with the revised guidance the company provided on October the 3, 2007.
The year-over-year decline in revenue was due to a decline in revenue from our largest OEM customer that was partially offset by revenues from our second largest OEM customer and from sales of our Series 2000 products to other customers.

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Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
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As we have indicated on prior calls, we remain in a volatile period from a revenue point of view and this was reflected in our top line this past quarter. The sequential decline in revenue was primarily due to a slower than projected product ramp with our second largest OEM customer.
Net loss for the third quarter of 2007 was $4.1 million or $0.09 per fully diluted share. The net loss per share figures for the third quarter of 2007 were also in line with the revised guidance issued on October the 3. This compares to a third quarter 2006 net loss of $60.1 million or $1.34 per fully diluted share, which was inclusive of a tax charge of $1.17 per fully diluted share.
Excluding this tax charge, the net loss for the third quarter of 2006 would have been $7.6 million or $0.17 per fully diluted share. The net loss for the second quarter of 2007 was $3.7 million or $0.08 per fully diluted share. We are encouraged that we were able to contain losses for the quarter on lower than expected revenue. This was due in large part to the fiscal discipline and operating controls we have put in place throughout the organization.
Year-over-year, gross margin for the third quarter improved to 14.3% as compared to Q3 06 gross margin of 12.8% and Q2 07 gross margin of 12.3%. The improvement in gross margin percentage on a year-over-year basis was largely due to two factors.
First, margins associated with our Series 2000 products have improved significantly. As you may recall, we started to ship our Series 200 products during the third quarter of 2006, and our initial production units were soft-tooled and manufactured in the United States.
Consequently, margins on these products were negative during the third quarter of 2006 and have incrementally improved every quarter since. We expect further improvements in the fourth quarter as we have completed the transfer of production to our new contract manufacturing partner, which I will discuss further in a moment.
Second, we reduced manufacturing overhead and variances by 25% on a year-over-year basis. As we have completed the new product introduction of the Series 2000 products, finalize the implementation of our new partner and are managing our new supply chain and internal costs more effectively.
The gains to gross margin were partially offset by the impact of changes in our product sales mix. While we view the revenue diversification we have created as a very positive trend, we are replacing higher margins, legacy term business with lower margin, new business to NetApp and our Series 2000 customers.
This will improve over time as our margins on these new products continue to improve. Near-term margin improvement is likely to be somewhat unpredictable and highly dependent on product mix going forward over the next few quarters.
On a sequential basis, the primary drivers for improvement in gross margin as a percentage of sales was the same fact as I just discussed, namely improving margins on the Series 2000 products and reductions in many factory overheads, which were partially offset by the dilutive impact on gross margin of the changes in product sales mix.
Earlier in this quarter, we drained all of the remaining higher cost Series 2000 buffer inventory built by Selectron and have begun complete volume production of this product line as well as our recently announced 2330 and 5730 products at MiTAC and SYNNEX.
We anticipate that this will result in a step function improvement in product margin for the Series 2000 product over the next two quarters. Our Series 5000 products will immediately benefit from this lower cost supply chains and will begin to contribute positively to our overall product margin mix.

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Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
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At the same time, we expect lower margin products that we are shipping to out second largest OEM customer to continue to ramp as well. Consequently, it is difficult to predict our overall gross margin in the fourth quarter. It is possible that we could experience a slightly lower gross margin percentage in Q4’07 than we had in Q3’07 due to these factors. But we expect margin terms to be generally positive going forward dependant, of course on product mix.
For the third quarter of 2007, research and development costs were $5.7 million as compared to $8.2 million for the third quarter of 2006 and $4.8 million for the second quarter of 2007.
The year-over-year decrease in R&D expenses was primarily due to a higher level of investment in prototypes and project material in Q3’2006, as we were beginning to launch our Series 2000 products back then. The slight increase in R&D expense on a sequential basis was due largely to costs associated with the introduction of our new Series 5000 midrange products.
It is worth noting the very small incremental expense incurred in launching these new midrange products. We attribute that to leverage provided by our R/Evolution architecture and the ability to create new product iterations in such a short period of time and at a relatively small expense.
Sales and marketing expenses for the third quarter of 2007 was $3.7 million, which were effectively flat compared to Q3’06 level and slightly down from $3.9 million for the second quarter of 2007.
General and administrative expenses decreased sequentially and year-over-year for a total of $2.4 million for the third quarter of 2007 as compared to $4.2 million for Q3’06 and $3.3 million for Q2’07.
The substantial decrease in G&A expenses both on a year-over-year basis and sequentially was due primarily to a currency benefit of approximately $1.3 million for the third quarter of 2007. Overall, operating expenses improved by 26.2% on a year-over-year basis and 1.2% on a sequential basis.
In the third quarter of 2007, we shipped 20 terabytes of storage as compared to 13.1 terabytes of the same quarter last year and 17.5 terabytes for the second quarter of 2007. Our total terabytes shipped to non-Sun customers exceeded our shipments to Sun in the third quarter, which is further evidence of our diversification progress.
Broken down by product, SANnet II Fiber channel accounted for 35.2% of net revenue. SANnet II SCSI was 22.7%, SANnet II SATA was 0.7%, and SANnet II Blade was 6.8% of net revenue in the third quarter of 2007. Our Series 2000 products accounted for 13.6% of Q3’07 net revenues. All other products and services accounted for approximately 21% of net revenue.
Revenues from our largest customer contributed 58% of our total net revenue for the third quarter of 2007 as compared to 81% in the third quarter of 2006 and 65% for the second quarter of 2007. This is further evidence of the progress we have made in diversifying our sources of revenue.
At the same time, revenues from customers other than our largest OEM customer grew to $19.1 million, a growth of 89.2% year-over-year and a 2.1% decrease quarter-over-quarter, which we attribute primarily to summer seasonality with several of our European customers.
Revenues from our second largest customer was 15.6% of total revenues for the third quarter. We expect an increasing percentage of revenues to come from our non-Sun sources including our second largest OEM customer and the 22 other new OEM customers that we have won since Q3 2006.

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Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
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For the third quarter of 2007, sales to our largest customer totaled 4,709 units as compared to 8,156 units for the third quarter of 2006 and 8,222 units for the second quarter of 2007. This sequential decline in unit sales was expected and our revenues from Sun were in line with our internal projections for the quarter. You may recall that the third quarter coincides with their first fiscal quarter and is historically the softest in terms of revenue.
Dot Hill finished the third quarter of 2007 with cash, cash equivalents and short-term investments of $90.2 million with no outstanding debt. This is an increase over the previous quarter figure of $88.4 million.
The sequential increase in cash was due to a prepayment of $2.5 million for certain tooling equipment by one of our large customers as well as cyclical working capital factors. This represents $1.97 per share of cash, cash equivalents and short-term investments.
In terms of our guidance figures for the upcoming quarter, the Company is targeting fourth quarter 2007 net revenue in the range of $44 million to $48 million and a net loss in the range of $0.10 to $0.15 per fully diluted share.
As was stated in prior calls, we continue to experience significant volatility especially with our two main sources of revenue, our two largest customers. However, we will continue to aggressively work on the areas that are within our control including controlling operating expenses, growing and refining our product line and filling the pipeline with new opportunities, which will support our drive towards profitability in the near term.
At this time, I would like to turn the call over to Dana.
Dana W. Kammersgard, President and Chief Executive Officer
Thank you, Hanif, and hi everyone. For the better part of this year, we have stated that Dot Hill was going through a major transition with respect to our customer base, our supply chain, and our products and technology. We have consistently referred to this as our Quiet R/Evolution. And at our recent Analyst Day event in early October, we affirmed that we anticipate that this transition should be complete or very nearly sold by the end of 2007.
We have already begun to capitalize on the foundation we have laid during this transformation period. For example, we have added 22 OEM customers to our portfolio with the Series 2000 product and more are in the pipeline. All of these new customers are in various stages of ramping their versions of our products. In the third quarter, we also began initial segments of a private branded version of the Series 2000 through a major distribution partner.
Our second largest customer announced general availability of two products based on our technology in September and has indicated in our recent 8-K, we have just agreed to supply additional follow-on products to their product line. All of this should result in increased sale to this customer. However, the third quarter has just demonstrated we do not yet have a good handle on the slope of this revenue ramp.
At the Storage Networking World event last month, we announced two new products based on our R/Evolution architecture. The 2330 iSCSI RAID product targeted the fastest growing segment of the volume storage market and the 5730, the first in the series of products, targeted for the midrange market.
I am especially excited about the introduction of 5730, which will start shipping later this year because it is the first in the series of products targeted at the midrange, a market roughly four times the size of the volume space we currently serve.

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Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
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In addition, the 5730 in combination with the Series 2000 represents the first truly and fully unified experience in terms of hardware, software and data for customers requiring both entry level and midrange storage products. Early access customers have been very impressed with the feature set and performance of the 5730.
We have completed the transition of all the manufacturing of our Series 2000 products as well as the new 5730 to MiTAC. And as of earlier in this current quarter, we have depleted the remaining buffer inventory from our previous contract manufacturer. As such, all of the 2000 and the recently announced 5730 products are being manufactured solely by MiTAC on an ongoing basis and we will see improved margins as a result.
We have made substantial and continuing progress in managing our operating expenses. For the first nine months of 2000, total operating expenses were 37% lower than the comparable nine months of 2006. Going forward I believe there are still more expense that we can take out of the business and we are working on this now as part of our 2008 planning.
And last quarter, I alluded to a new win at another tier one OEM. While I am not at liberty to identify this new customer at this time, we do expect to begin small volume shipments to this customer on the initial program this year and we have already added the second program win.
And as I have said several times in the past, there remain some very interesting opportunities that we continue to aggressively pursue. Folks, I have been with this business a long time, 23 years and counting, and I can honestly say that I have never been more excited about our potential than I am today.
I believe that we have now demonstrated good progress in our Quiet R/Evolution and we can look forward to capitalizing on the foundation we have laid as we drive towards sustainable profitability. Let me identify the strategic elements of this going into 2008 and beyond.
First, we will continue to focus on securing our position in the entry level storage market. We are off to a great start on this in 2007 with 22 new OEMs based on the release of the 2730, the 2730 Turbo and the 2330 products. Our first mover advantage in the ability to intermix SAS and SATA drives in a single robust infrastructure has really differentiated us from our competition.
The data management services we deliver on these entry level products are as good or better than anything in this space delivering enterprise class functionality to the SMB and departmental segments of our OEM’s customers, and we continue to drive cost out of these products and out of our supply chain.
Second, we are working diligently now to penetrate the midrange storage market with the introduction of the 5730. This is essential to our success as this market segment is approximately four times that of the entry level and affords higher margins and product pricing structures.
Today, Dot Hill currently has the only truly unified product line in the storage area network market and we anticipate we will be able to leverage our existing OEMs, system integrators and channel partners into this large and growing market segment while attracting additional customers.
Let me be clear. By unified architecture between entry level and midrange products, I mean unified in hardware, unified in software and unified in data structure. In short, a truly unified user experience.
You can literally remove the entry-level RAID controllers, plug in the 5730 midrange controllers and transform your storage into a midrange product capable of outperforming most of our competitors, products. We believe that nobody else can do that today.

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Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
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Third, we will focus on organic development of our unified architecture and data management services. Dot Hill s RAID technology and software services continue to be our core competency and the key differentiators in our many OEM wins.
In 2008, we anticipate the expansion of our relationship with our manufacturing partners to include ODM and OJM developments for chassis and power and packaging allowing us to focus our energies, investments in incremental storage software to lose margins and gain competitive advantage, while at the same time capitalizing on our strengths in chassis development and new product introduction.
And finally, we will continue to develop alternate engagement models. Now that we can completely control our own intellectual property in terms of RAID, hardware, firmware and software, we can offer different engagement models to different customers. This is already helping in attracting new tire one and tire two OEMs as well as a myriad of system integrators. We believe this will also help expand our routes to market.
We realize there is a lot of hard work to be done in the areas mentioned above, but we have a strong history of proven execution and dedication that will lead us to success. We define that success as long-term sustainable profitability based on a broadly diversified set of revenue streams.
While the transformation we have gone through has been difficult at times, I am convinced that we can see now the light at the end of the tunnel and know it is not a train. Although this path towards profitability will continue to be uncertain, volatile and at times unpredictable, I am very confident that profitability is within our reach.

Again, I thank you all for joining us on the call and I look forward to speaking with you next quarter. Operator, we will now open the call for questions.

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Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
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QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question is from Harry Blount with Lehman Brothers. Please state your question.
<Q–Harry Blount>: Hi, guys. Dana, on the new Tier 1 that you are beginning shipments on the sample by the end of this year, given the first and it sounds like the second win that you are indicating there, can you give us a sense of what type of magnitude impact that this might have, potentially towards the exiting the end of’ 08?
<–A Dana Kammersgard>: At this point, Harry, I would rather not, it’ s really too hard to call, too early to call. We continue to gain traction there. We have executed well in the early going, they are very pleased with us. But only time will tell what the magnitude will be. It certainly has great potential, but at this point in time, I would rather not hazard an estimate.
<Q– Harry Blount>: Secondly, I just want to make sure that this is not a nuance change or maybe it is. At the analyst day, you indicated that with NetApp it was later than expected in terms of the launch date, but I guess I have been under the impression that the slope of the ramp since launch is about than as expected. But it sounded like in the prepared comments that even the slope of the ramp, post-launch has been slower than expected, so could you clarify that please?
<A– Dana Kammersgard>: Yes, I think we are actually fairly clear at the analyst day, Harry. And in fact, there was a slide even that indicated that the slope of the ramp was slower than we had anticipated and slower than was evidenced by the forecast that we were provided. So yes. To be very clear, the slope of that ramp has been hard to call, it has been slower than we had anticipated, and it is difficult to call going forward as a result, it may well pick up. With the recent 8-K announcement, this morning’ s 8-K announcement, that will certainly add additional products to that portfolio. But frankly, we don’ t have a great deal of foresight yet in terms of the slope of that product line ramp.
<Q– Harry Blount>: Right. But just to clarify though, Dana, what you are indicating today is not a change from the analyst day. It s basically that ramp that you are indicating on the analyst day.
<A– Dana Kammersgard>: That is correct.
<Q– Harry Blount>: Okay. And then, lastly, on the private label distribution product that you are talking about, can you give us a little bit more of an on the potential magnitude of that?
<A– Dana Kammersgard>: Again, that’ s in the very early stages, Harry, and it’ s difficult to call. That’ s our major distribution company. We announced at the analyst day, we had representation there from SYNNEX, who happens to be also a manufacturing services company, or a provider to us but they are $6 billion U.S. distributor. And I think the encouraging part of it is that they view this as a very strategic relationship, they knew storage is a very strategic market. We are teaching then how to sell storage in terms solutions. The ramp is fairly slow, but the commitment from senior executives at that company is very strong. And I would be reluctant to hazard a guess in terms of the magnitude yet in the same time period exiting the 2008 for example.
<Q– Harry Blount>: Great. Thanks.
Operator: The next question is from David Cahill with RBC Capital Markets. Please state your question.
<Q– David Cahill>: Hi, guys. Just a few questions. You talked about adding a new product to the NetApp agreement, but the 8-K from the fifth talks about enhancements to the current offerings

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Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
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available to NetApp. Is that just semantics or is it product enhancements that were already there or is it new products added to that agreement? Can you just provide some color there?
     <A–Dana Kammersgard>: Yes, it’s primarily semantics, David. We are not tying to preannounce new products or new product offerings within their product line and so are being careful with respect to the terms that we use. And we have, as I said in the prepared remarks, we have added a couple of products to the product offering that is part of their FAS 2000 line. Now how they instantiate those is up to them. When they announce those is up to them.
     <Q–David Cahill>: Okay. The 5730 in the past, I think, you said Q4 availability, is that available today or was it back part of Q4? And what is the initial margin profile on that look like?
     <A–Dana Kammersgard>: I’ll take the first part of that question. Hanif, you can address the second. We have it in the hands of several early access customers at this point in time. Their evaluations are going very well, they are very impressed with the feature set and they are very impressed with robustness, they are particularly impressed with the performance. We expect to be shipping that in production, certainly later this year, more likely the early part of December, as opposed to the end of the year. So, we are very close. In fact, we have frozen the firmware, the pilot production has been done, and we are beginning to do the necessary work to launch it into full production at this point of time.
<A Hanif Jamal>: In terms of the margin, since we are manufacturing this product directly with MiTAC and SYNNEX, we won’t be burdened with the higher production cost that we’ve experienced with Selectron. So, the curve is going to be slightly different because it’s essentially derivative of the 2730. We should start to experience pretty good margins right away. We expect that in the medium term that the margin profile on the 5730 will certainly be stronger than the 2730 and certainly stronger than some of the margins we actually got from the business we had with Sun. So, the 5730 has the potential of being one of our highest margin performing products.
     <Q–David Cahill>: Okay. And is that, I mean if you are tiering your OEMs one verse two, is it mostly the twos that are going to be carrying that 5730 and maybe the private label?
<A–Dana Kammersgard>: I think initially that s a fair assessment, Dave. I think over time however that we could see some of our Tier 1 OEMs pick it up as well. To extend on Hanif s comments, by entering the midrange, there are several positive factors that improve margins. The first is that the competition has a fairly high price umbrella and they are coming into the market with products that are unrelated to their entry level and therefore can’t leverage the cost basis of their entry level products. For example, most of our competition requires a 3U or a 4U control head and then they get into Jbot expansion shelves, and we are leveraging the same 2U base chassis array that we have in the entry level. So, our cost basis is that of a very low end product in terms of power supplies, chassis, et cetera, and because of the architecture that we have devised with respect to the entry level and midrange, the cost basis of the RAID controller itself is not that much greater either. And as I said in the prepared remarks, you can literally swap out one set for the other. At the same time, we leave a couple of the entry level suppliers, our competitors, behind because they don’t have the architecture, they don’t have the feature set, they don’t have the performance to move up into the midrange, at least that s our belief on the basis of analyzing their product set. So, we reduce the competition, we sustain lower cost of goods on the basis of leveraging what we’ve done in the entry level and we have a fairly high price umbrella to work underneath.
     <Q–David Cahill>: Okay. And then, last question, you talked about backlog levels I think last quarter exiting Q2, can you give any update heading into Q4, what they look like?
     <A–Hanif Jamal>: We have actually purposely chosen not to provide backlog this quarter because it was starting to become a less meaningful number because backlog included a lot of

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Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
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open orders and the timing of those orders were not completely certain. So, that’s the reason really we are not providing it this quarter.
<Q–David Cahill>: Okay, fine thank you.
<A–Dana Kammersgard>: For a little more clarity on that. One of our larger OEMs, Dave, gives us, now, blanket orders. And so, the numbers that we would provide you while significantly higher than the numbers from last quarter, we are not clear in terms of the timing of the call-offs associated with those blanket Pos and therefore we chose to eliminate that as a reference point.
<Q–David Cahill>: Okay great, thank you very much.
Operator: The next question is form Clay Sumner with Friedman Billings Ramsey. Please state your question.
<Q–Clay Sumner>: Thanks very much, just a few questions. Hanif, you talked about percentage of revenue from your existing products, do you mind giving us the unit counts?
<A–Hanif Jamal>: Can you repeat that question again please?
<Q–Clay Sumner>: You gave us the percentage of revenue from the SANnet II fiber versus SANnet II SCSI. In the past, you have given us the units also.
<A–Hanif Jamal>: Yes, I can, sure. Fiber units were 1453, SCSI was 1894, Blade products was 1582, SATA products was 69, and the Series 2000 products were 906.
<Q–Clay Sumner>: Okay, thank you. And can you just talk a little bit about is causing the volatility in the revenue outlook for 4Q from your two largest customers?
<A–Dana Kammersgard>: Sure, Clay, this is Dana. We’ve already seen in Q3 a fair degree of evidence of the volatility of our second largest OEM, Network Appliance, and at this point, with all of our Tier 1s, we get four quarter forecasts and in some cases we get six quarter forecasts and those are refreshed on a fairly regular basis. With respect to our largest customer, they actually hear our projections for the quarter. But, what we don’t know going forward is the rate of decline of that revenue stream. As you know, those products are long in the tube, they still haven’t announced a follow-on product for that product line and it’s difficulty to call what we call the tail of that revenue stream. And as I indicated at the Analyst Day, frankly the tail has been long — the rate of decline or the tail has actually been longer and slower than one might have projected, certainly several analysts would have projected. With respect to our second largest customer on the other hand, it’s been very difficult to call the rate of incline for that and in both cases, we have very little to no control over those revenue streams. And so, on the one hand, the tail has been maybe a little bit longer than we might have — certain people might have projected. On the other hand, the rate of incline for our second largest customer has been slower than what forecasts would have projected.
<Q–Clay Sumner>: And Dana, you have talked in the past about, with Sun you believe that it will kind of plateau at a level because there are some customers that will probably take the product for years to come possibility. Can you give a little bit more color on where we are relative to that level? Is it down by another half?
<A–Dana Kammersgard>: On one hand, I think product sales will eventually go down, but spares, out of warranty service, field replaceable units will go up. I don’t think that we have necessarily reached that steady state yet, but I think we are getting close. Our projections, I guess Clay, it’s still difficult to call because this is certainly a new ground for us with respect to Sun being at the tail end of this product line. And so, I would only be hazarding a guess with respect to trying to call the baseline at this point. Once we got to a quarter or two or three flat revenue from that, I

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Dot Hill Systems Corp.	HILL	Q3 2007 Earnings Call	Nov. 8, 2007
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think we’ll have a much better handle on that and I’ll be able to give you an answer with better clarity. This is the dilemma if you will with respect to the volatility. Our focus continues to be on growing the non-Sun, non-NetApp or the Series 2000, Series 5000 revenues at a differential rate and we made good progress year-over-year in that regard.
<Q– Clay Sumner>: And then in that last regard, the 2000, 5000 Series products, you talked about a sequential seasonal decline for those in Q3. Can you say what kind of sequential growth expectation, what kind of seasonality you are expecting in Q4, and is that product line given the fact that there is 22 OEMs in various stages of ramp, are you expecting a seasonally Q1 decline, a typical seasonally Q1 decline in that product line.
<A– Hanif Jamal>: Yes, the seasonality is very, very hard for us to call on these products at this stage. A lot of our OEMs are -- firstly, they are new to us and they are also at different stages in their own product ramp timings and cycles. So, this is another area that we’ve always had a very hard time coming up and trying to understand the seasonality, but as we look out into Q4, we have guided that we expect the revenues to be at approximately the same levels we had in the Q3. So, I would take that to imply that we are not factoring in a lot of Q4 seasonality at this stage. We just don’t know enough to be able to project that.
<A– Dana Kammersgard>: This is the first quarter, Clay, that we actually have a full quarter year-over-year comparative with this respect to the Series 2000 and all 22 of those OEMs are new to us. We do expect Q4 revenues associated with the Series 2000 to improve over Q3, but it s hard to call with respect to the lack of experience we have with these customers. We do expect the 2330 to begin making a contribution. We do expect the 5730 to start making a small contribution as well. I think going into Q1, we will have now what -- at least one quarter of year-over-year comparatives under our belt, we’ll begin to establish greater clarity and therefore greater predictability with respect to these revenue streams.
<Q– Clay Sumner>: Okay. I have a few more, but I’ll get back in the queue, thank you.
Operator: The next question is from Neal Goldman with Goldman Capital Management. Please state your question.
<Q– Neal Goldman>: Hi, good afternoon guys. With the total enterprise value subtracting cash, we are dealing with about $23 million, okay. We are on the verge of profitability as you said and we are becoming a virtual Company with outsourcing. Why wouldn’t we at this price point do a significant buyback?
<A– Hanif Jamal>: Hi, Neal, this is Hanif here. I think we are still at a situation where we would like to, before we do anything with our cash, a couple of things, one we want to make sure we are back into operating profitability, second thing is, as we look out over the next year or two years, I think we briefly touched on this at the Analyst Day. We would expect that there would be some additional usage of cash going into 2008 over and above operating profitability a lot and that’s particularly tied to starting to pump some inventory at hubs at some of our major customers. We don’t expect this to be a large number, but we are certainly expecting — certainly we want to plan to have that. So, I think the cash discussion is one that we always have and we have on an ongoing basis. For the moment, we would like to keep it, so that we keep our — until the powder is completed dry, we don’t want to use up any of that cash.
<Q– Neal Goldman>: Expect by the time you turn profitable, the stock won’t be near this kind of ridiculous value.
<A– Dana Kammersgard>: That’s a very good question, Neal, and it’s one that we discuss with our Board on an ongoing basis. We do still see some cash burn for the next few quarters and we

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are tending to be fairly conservative with respect to preserving our cash at this point in time, but I’ m certain that this will come up at the next Board meeting.
<Q– Neal Goldman>: Okay. Could you also, when I see since I’ m not really, despite my holding, not that knowledgeable in the overall space, when I see an EqualLogic being paid $1.4 billion by Dell or I see the [indiscernible] or other companies going public at values that dwarf yours by major — could you explain to me the product differentiation and why those valuations are where they are relative to yours?
<A– Dana Kammersgard>: I guess valuation is tied to what somebody is willing to pay and I would’be lying to you if I was to tell you that I thought the EqualLogic transaction was fairly valued at that price. I think it’s a fairly ridiculous valuation, but obviously Dell didn t think so. With respect to the product differentiation, with respect to our 2330 comparatively, there is not a lot of difference to be honest with you. In the context of EqualLogic as iSCSI storage company with an iSCSI storage product, they have some advantages, we have some advantages, as is always the case with any product. The transaction, as near as I can tell, was marketed as a storage virtualization play and valued as a storage virtualization play most likely using VMware as a comparative and I applaud the EqualLogic guys for getting as much money as they did. But, if you look at the other companies that have gone out recently in similar spaces, Isilon, Rackable as most recent examples, they tend to go out in an oversubscribed honeymoon type of context and fairly soon thereafter begin to come back to earth in terms of market value reality. DataDomain, or DDo, is currently in my view still in the honeymoon period and we’ ll see how long that lasts, but I can’ t explain the EqualLogic valuation, my hats off to those guys for doing as well for themselves and for their shareholders as they did.
<Q– Neal Goldman>: We ought to hire their investment banker then. Okay guys, thank you.
<A– Dana Kammersgard>: Yes.
Operator: The next question is from Aaron Rakers with Wachovia Securities. Please state your question.
<Q– Aaron Rakers>: Yes, thanks for taking the question. Couple of questions actually, I guess I want to understand the slower than excepted ramp with regards to the NetApp business? In particular, what was — there were some technical difficulties on this ramp that kind of hurt the initial ramp of the product and therefore as we look into the current quarter, have you see that ramp get back on to a normalized or typical ramp state that you would have expected here going into the Q4 and I have got a follow-on if I can?
<A– Dana Kammersgard>: Hi, Aaron, this is Dana. It’ s hard for me to explain the ramp at Network Appliance because we are not involved in the demand cycle, we are only involved in the fulfillment cycle. There were no technical difficulties that have caused, in our view, at least that have caused the rate on incline to be what it is. There certainly were some technical difficulties associated with the initial general availability or launch of the product. And I think those are reasonably well documented in the transcripts of Network Appliance as well as Dot Hill. But I don’ t believe that that is impacting the rate of pickup at this point in time. I think NetApp has had some very fast out-of-the-gate products and they have had some products that have come out of the gate a little bit slower. And I think that this probably falls into the latter category. I can tell you that we still remain very bullish on the product, they remain very bullish on the product and we do expect over time that it will pick up and accelerate. I can t, on the other hand, give you a time or a slope of pickup at this point in time because we simply don’ t know.
<Q– Aaron Rakers>: Fair enough. And with regards to the announcements today with the expanded relationship with them, correct me if I am wrong, what I think the statement earlier was that this is basically an expansion of the existing 2000 Series product family within that work

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appliance. And with that said, are these products that we expect to start to see revenue generation for you guys in this next quarter or is it beyond that and when we expect to see some revenue contributions?
<A–Dana Kammersgard>: The answer to the first one, I believe to be yes. In other words, these will be entries into the 2000 line. Although again, I don’t have any visibility or insight into the way that they position their products particularly, so that’s conjecture on my part. With respect to the second one, we generally go through a period of pilot production and then, they go through a period of early access to specific larger customers, larger channels, et cetera, prior to general availability. And I would characterize the current state of affairs with respect to that as being into the pilot production mode at this point in time.
<Q–Aaron Rakers>: Great, thanks. And then, final question from me. When you look at the shipment details that you had given, it looks like the 2000 Series itself was down about 50% sequentially to 906 units. If we were to look at your initial guidance going into the quarter, and to look at that that unit shipment number, can you help us understand in that were you expecting more of a flatter sequential trend or were you expecting that to be up on a unit basis? If any color, that would be helpful.
<A–Dana Kammersgard>: We certainly were not expecting it to be up significantly, yes it did go down a little bit Q2 to Q3. We were expecting it flat, maybe slightly up but we were not expecting a significant increase.
<Q–Aaron Rakers>: Okay, thank you very much guys.
<A–Dana Kammersgard>: This proportion — not in this proportion, a significant percentage of our Series 2000 products are going into Europe. And this is our first summer season with respect to that product and I think that explains a lot of that, with respect to our OEMs in Europe and the summer holidays that they generally enjoy.
<Q–Aaron Rakers>: Great, thanks for the color.
Operator: The next question is a follow up from Clay Sumner from Friedman Billings Ramsey. Please state your question.
<Q–Clay Sumner>: Yes. Thank you. Just wanted to follow up on the 2730, you talked about 22 new OEMs in various stages. It did about, I guess, about $7 million or so this quarter. Just kind of trying to get an understanding of what size generally of a product line you expect the 2730 to be in 2008 when all of these 22 OEMs are launched? And I guess another way of saying is, are the OEMs that have not yet launched, are they big ones or small ones relative to what you have and what you got now?
<A–Dana Kammersgard>: So we are not providing forward guidance into 2008 at this point in time, Clay. We do expect significant growth in the product line. We do expect significant growth, I guess. It’s not a 5% growth, it’s not a 10% growth, it’s not a 15% growth, I wouldn t characterize that as significant. So, we are looking at a very aggressive or steep slope with respect to the 2000 line and frankly, we are looking at a similar sort of a slope with respect to the 5730 line. And to answer your question, are they big ones or are they small ones, the only way I can answer that is yes.
<Q–Clay Sumner>: Okay. The early shipments for the Tier 1, are those prototype shipments? You mentioned you expect early shipments for the Tier 1, I think your new Tier 1 in Q4, are you talking prototypes with a launch a year from now, or am I off on the timeline?

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<A–Dana Kammersgard>: I think you are off on the timeline. We are not shipping prototype units.
<Q–Clay Sumner>: Okay. So, would you characterize it as pilot stage or are they at kind of beta stage?
<A–Dana Kammersgard>: Well, those are — it’s hard to distinguish between the two sometimes. We are definitely past the pilot stage. I would expect small volume production shipments starting as early as later this year.
<Q–Clay Sumner>: Okay. And then, back on the 8-K filed today, is — I am just trying to understand, is that a different product than what was referenced in the second amendment to the agreement?
<A–Dana Kammersgard>: Yes.
<Q–Clay Sumner>: Okay. And then, with your — you talked a little bit about your cost position in the mid-range product, the 5700 Series. I am just curious if you can elaborate on your strategy with pricing there? Do you intend to compete with low prices at standard margins on one end or at the other end of the spectrum, standard prices and high margins?
<A–Dana Kammersgard>: Well, I think, that’s a good question. I think where this product will position us is into the band form say let’s call it 3.5 to 4.5, if you will. Up into the first half or the lower half of the midrange, if you will, which gets us into the — at the average street price level, probably in the $50,000 range of a typically configured system. There is no particular reason for us to be tremendously price aggressive, because even at margins in the mid-30s or higher, we have a relatively high price umbrella from our competition because of the reasons that I cited earlier. So, I don’t think that we necessarily — we certainly have the ability to go in and compete on price. But in the OEM space, in the midrange, there is really only one other competitor of consequence. And so, I think we are well positioned to compete on performance, to compete on a unified architecture, to compete on a wide variety of feature differences as opposed to price.
<Q–Clay Sumner>: And just finally, on the feature differences, can you just remind us which data services software products you have available at this time or will have at launch?
<A–Dana Kammersgard>: This products will ship with the capability to support snapshots up to 256, I believe, and volume copy services with remote replication coming in the mid-2008 timeframe.
<Q–Clay Sumner>: Thank you very much.
Operator: [Operator Instructions] The next question is from Michael Brown with ICM Asset Management. Please state your question.
<Q–Michael Brown>: All right, thanks. Hello guys.
<A–Dana Kammersgard>: Hi Mike.
<Q–Michael Brown>: I would like you to maybe reconcile a couple of things that you said on this call and on previous ones. I believe that on this call, you talked about margins maybe being down as a result of product mix. But, you also said that all of the 2000 has moved to MiTAC and that the buffer inventory has been burned. And I believe that you said before that you were expecting at least eventually margins similar to what you get on your legacy products at your biggest OEM. Did I misunderstand or if I didn’t, can you reconcile those for me?

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<A–Dana Kammersgard>: No, I think you got all the pieces there, Mike. Let me try and bring them into focus for you. This is Dana. So, we have three primary revenue streams, right. We have legacy Sun business, which we currently enjoy pretty good margins on. We have the new business to Network Appliance, which we have low margins on as that product is just beginning to ramp. And we have economies of scale and cost reduction activities that will eventually get us into double digit — low double digit margins on that product. And then we have the Series 2000 line, which started a year ago at negative margins, if you recall and have improved incrementally every quarter since, as we said in the prepared remarks. So, the — we have drained the buffer. That was done — in terms of our existing contract manufacturer. Meanwhile, even without that, we have seen margin appreciation quarter-over-quarter, and as we now move to full volume production out of MiTAC, we will see a step function margin improvement. Now, in Q4, there is a certain percentage of the unit volume coming from the final draining of the buffer inventory of Selectron and a certain unit volume coming from MiTAC, so we will see a blended margin profile on that. In Q1, there will be a 100% coming from the new — our new partner. So, on the one hand, there is very evident margin appreciation over the last four quarters from the Series 2000, and there will be additional margin improvements in Q4 and in Q1. On the other hand, we have these three principal sources of revenue and the product mix between those three sources are going to ultimately determine the gross profit margin for the Company. If for example, Network Appliance for all the Sun to accelerate very strongly with respect to the product uptick, that would have a general tendency to depress gross profit margins until we can get the margin improvement into those products. If on the other hand Sun were to have generally higher than projected volumes, that would have a tendency to improve the margins. So, to the extent that these three main buckets or levers interacting contribute to the revenue profile, those are the things that are going to determine our gross profit on a quarter-over-quarter basis. Does that make sense?
<Q–Michael Brown>: Yes, it does. And then, it leads to a follow-up. What is the status of the product that’s going into Network Appliance? In other words, are you embarking on a similar margin improvement program with that product that you did with the 2000 Series?
<A–Dana Kammersgard>: Yes, that’s a good question and actually frankly, we didn’t talk about that. So, that product is currently being manufactured at Selectron. That was what we mutually agreed to do just to get it to market, and we are in the process of transferring that product at this point in time to MiTAC as well and we will see some margin improvement when that transfer is done.
<Q–Michael Brown>: Okay, great. That’s clears it up. Thank you.
<A–Dana Kammersgard>: You are welcome.
Operator: At this time, there are no further questions in the queue. I would like to turn the call back over to management for closing comments.
Dana W. Kammersgard, President and Chief Executive Officer
Okay. Once again, thanks everyone for attending. We look forward to speaking with you again next quarter, and we expect that we will be able to provide further evidence in demonstration of the progress that we are making. Thanks, again.
Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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